Exhibit 10.1

Amendment to the Employment Agreement between

WNS Global Services (UK) Ltd.,

and

Mr. Keshav R. Murugesh.

This amendment agreement is dated July 23, 2025 (“Amendment Agreement”). The parties had previously entered into an agreement of employment dated June 9, 2022 and which was effective from April 1, 2022 (as amended and restated) (the “Employment Agreement”). This Amendment Agreement is intended to amend the terms of the related to the employment of Mr. Keshav R. Murugesh and the Company.

Parties

(1) WNS Global Services (UK) Limited incorporated and registered in England and Wales with its registered office at Acre House, 11-15 William Road, London NW1 3ER, together with its successors and assigns (the “Company / we / us”); and

(2) Mr. Keshav R Murugesh of REDACTED FOR PRIVACY (the “Executive / you”, which term shall, where applicable, include your successors and legal heirs).

Whereas;

The Board has determined that the term of the Employment Agreement between the Company and the Executive shall be extended, and the Executive has accepted the extension of the term, only in order to facilitate the closing of the proposed transaction between Cap Gemini SE and WNS (Holdings) Limited.

Therefore:

1.	Section 2.1 of the Employment Agreement shall be revised as follows:

The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of the Employment Agreement, until the earlier of August 5, 2026 or the closing of the proposed transaction between Cap Gemini SE and WNS (Holdings) Limited in accordance with the transaction agreement dated July 6, 2025 (the “Transaction Agreement”) between the aforesaid parties.

2.

The term “Accrued Obligations” set out in 14.1 of the Employment Agreement shall also include the balance payment of $750,000 towards the transaction bonus issued to you following the execution of the Transaction Agreement, and your Short Term Incentive Plan for financial year 2025 – 2026 (an updated version of which shall be issued shortly).

3.

All RSUs granted to you will be deemed earned as at 17 August 2025 and will continue to vest in accordance with the award agreements and grant letters, and shall accelerate and paid out in full upon the closing of the transaction. If there is any discrepancy between the Amendment Agreement and the Employment Agreement, the terms of this Amendment Agreement will prevail.

4.

Except as amended hereby, all other terms and conditions of the Employment Agreement shall continue to apply in full force and effect between you and the Company. Capitalised terms used herein but not specifically defined shall have the same meaning ascribed to them in the Employment Agreement.

Signed by Timothy L Main for and on behalf of WNS Global Services (UK) Limited	/s/ Timothy L Main
Chairman of the Board of Directors, WNS (Holdings) Limited

July 23, 2025

Signed by Keshav R. Murugesh	/s/ Keshav R. Murugesh

Date: July 23, 2025